Exhibit 99.1

Equillium Announces Proposed Public Offering of Common Stock

LA JOLLA, Calif., August 13, 2020 – Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company developing itolizumab to treat severe autoimmune and inflammatory disorders, today announced that it intends to offer and sell shares of its common stock in an underwritten registered public offering. All of the shares in the offering are to be sold by Equillium. Equillium also intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering at the public offering price, less underwriting discounts and commissions. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Equillium expects to use the net proceeds from this offering to primarily fund the continued development of current and any future product candidates in its pipeline, potential acquisitions of new products, and for working capital, capital expenditures and general corporate purposes.

Jefferies, SVB Leerink and Stifel are acting as the joint book-running managers for this offering. H.C. Wainwright & Co. is acting as financial advisor to Equillium for this offering.

A registration statement on Form S-3 has been filed with the Securities and Exchange Commission (SEC) and was declared effective on November 25, 2019. The offering of these securities will be made only by means of a preliminary prospectus supplement and accompanying prospectus forming part of the effective registration statement relating to the shares. A copy of the preliminary prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at 800-808-7525, ext. 6218 or by email at syndicate@svbleerink.com; or Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, A 94104, by telephone at 415-364-2720 or by email at syndprospectus@stifel.com.

Before investing in this offering, you should read in their entirety the preliminary prospectus supplement and the accompanying prospectus and the other documents that Equillium has filed with the SEC that are incorporated by reference in the preliminary prospectus supplement and the accompanying prospectus, which provide more information about Equillium and such offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging deep understanding of immunobiology to develop novel products to treat severe autoimmune and inflammatory disorders with high unmet medical need. Equillium’s initial product candidate, itolizumab (EQ001), is a clinical-stage, first-in-class monoclonal antibody that selectively targets the CD6-ALCAM pathway. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases. Itolizumab has been clinically validated with a favorable safety and tolerability profile based on its approved uses in India. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited.

Notice Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, the timing and success of the anticipated public offering and the intended use of net proceeds therefrom. Risks that contribute to the uncertain nature of the forward-looking statements include market conditions, the satisfaction of customary closing conditions related to the proposed public offering, as well as general economic factors, the risk that interim results of a clinical trial do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available, the possibility that Equillium’s existing and new applications to the U.S. Food and Drug Administration and other regulatory agencies may not receive approval in a timely manner or at all, potential delays in the commencement, enrollment and completion of clinical trials and the reporting of data therefrom, uncertainties related to the completeness and accuracy of Biocon data and review by Equillium of Biocon data, and uncertainties related to Equillium’s capital requirements, Equillium’s plans and product development, including the initiation, restarting and completion of clinical trials, including a clinical trial of patients with COVID-19, uncertainties related to the actual impacts and length of such impacts caused by the COVID-19 pandemic, uncertainties caused by the recent restarting of the EQUIP and EQUALISE clinical trials after a pause, whether the results from clinical trials will validate and support the safety and efficacy of itolizumab, changes in the competitive landscape, reliance on third parties for manufacturing and development efforts and uncertainties having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in Equillium’s filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact

Christine Zedelmayer, Chief Operating Officer

+1-858-412-5302

ir@equilliumbio.com

Media Contact

Cammy Duong

Canale Communications

+1-619-849-5389

cammy@canalecomm.com